Exhibit 5.1
Opinion of Counsel




                                January 14, 2003

AuGRID Corporation
2275 East 55th Street
Cleveland, Ohio 44103

         Re:   Form S-8 Registration Statement
               Consulting Services Agreement with Todd Bauman
               Consulting Agreement with Optima Ventures, Inc.

Ladies and Gentlemen:

            We have acted as counsel for AuGRID Corporation, a Nevada corporation, formerly known as AuGRID of Nevada, Inc. (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 1,850,000 shares of the Corporation's Common Stock, $0.001 par value ("Common Stock"), that may be issued pursuant to the agreements as set forth above (each an "Agreement" and collectively the "Agreements"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

            We have examined the Articles of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, as amended, records of proceedings of the Board of Directors of the Corporation deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

            As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Corporation and certificates of public officials. We have made no independent investigation with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

            This opinion letter is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

            We are admitted to practice law in the State of New York, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of New York and, with respect to the validity of corporate action and the requirements for the issuance of the Common Stock, of the General Corporation Law of the State of Nevada, Nevada Revised Statutes, Chapter 78.

            Based on the foregoing, it is our opinion that the 1,850,000 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Agreements, when issued in accordance with the terms and conditions of the Agreements, will be legally issued, fully paid and non-assessable.

            We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                             Sincerely,



                                             /s/ RAICE PAYKIN & KRIEG, LLP
                                             -----------------------------
                                            RAICE PAYKIN & KRIEG, LLP